BlackRock Municipal Bond Fund, Inc.

BlackRock High Yield Fund

FILE #811-02688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/6/2008	Maryland Health & Higher Ed	264,300,000	486,750	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Ferris, Baker Watts, Incorporated, Wachovia Bank, National Association